UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2013

Rockwood Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32609	52-2277366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Overlook Center, Princeton, New Jersey 08540
(Address of principal executive office)(Zip Code)

(609) 514-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On August 28, 2013, Mr. Alejandro Daniel Wolff was appointed to the Board of Directors (the “Board”) of Rockwood Holdings, Inc. (the “Company”), effective immediately.  The Board of Directors has determined that Mr. Wolff is an independent director within the meaning of the New York Stock Exchange listing standards and Mr. Wolff will serve on the Compensation Committee and the Corporate Governance and Nominating Committee of the Board of Directors.  The Company expects Mr. Wolff to stand for election at the annual meeting of shareholders in May 2014.

Mr. Wolff’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors, except that his compensation will be prorated. Accordingly, he will receive the pro rata portion of the annual board member retainer for service on the Board in 2013, and pro-rated committee fees. Mr. Wolff will also receive the pro rata portion of the Company’s annual board member equity award of Company stock.

Other than the standard compensation arrangements described above, there is no arrangement or understanding between Mr. Wolff and any other person pursuant to which Mr. Wolff was elected as director of the Company.

The Company is not aware of any relationships or transactions in which Mr. Wolff has or will have an interest, or was or is a party, requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.03.                Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 28, 2013, the Board adopted resolutions amending and restating the bylaws of the Company (the “By-laws”) effective immediately.  The amendments to the By-Laws were (i) to implement a majority voting standard for the election of directors in uncontested elections to replace the existing plurality voting standard in uncontested elections and (ii) to add a new exclusive forum provision providing that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (3) any action arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or By-laws, or (4) any action asserting a claim governed by the internal affairs doctrine.

The preceding summary is qualified in its entirety by reference to the Fourth Amended and Restated By-laws of the Company, which is filed as Exhibit 3.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.                Regulation FD Disclosure

On August 28, 2013, the Company issued a press release announcing Mr. Wolff’s appointment to the Board of Directors, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.                Other Events

On August 26, 2013, in connection with the closing of the sale of the Company’s advanced ceramics business, which is expected to close on August 31, 2013, Rockwood Specialties Group, Inc. (“RSGI”), a subsidiary of the Company, entered into a $50 million revolving demand note with HSBC Bank USA, National Association (“HSBC”).  RSGI expects to repay any amounts outstanding under the revolving demand note with a portion of the proceeds of the advanced ceramics sale.

The revolving demand note provides for a revolving line of credit, with amounts outstanding bearing interest at the prime rate in effect from time to time plus 1.50%, and is payable upon the earlier of September 13, 2013 or demand by HSBC.  Amounts outstanding under the revolving demand note are secured by amounts RSGI has on deposit with HSBC (whether cash, securities, instruments or other property).

Item 9.01.                Financial Statements and Exhibits.

(d)                   Exhibits.

Exhibit No.	Description
3.2	Fourth Amended and Restated By-laws of Rockwood Holdings, Inc.

99.1	Press Release dated August 28, 2013 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWOOD HOLDINGS, INC.

	By:	/s/ Michael W. Valente
Name: Michael W. Valente
Title: Assistant Secretary

Dated: August 29, 2013